EXHIBIT 99.1

Contact:	Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

For Immediate Release

Thursday, October 20, 2005

APOGEE ENTERPRISES ANNOUNCES NEW DIRECTOR, SARA L. HAYS

MINNEAPOLIS, MN (October 20, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced election of a new director, Sara L. Hays, general counsel for Wrightwood Capital, Chicago.

“Sara brings to our board experience in the commercial building industry, as well as expertise in commercial real estate,” said Russell Huffer, Apogee chairman and CEO. “We look forward to also benefiting from her knowledge of commercial building development and financing as we leverage the improvement in the commercial construction markets, driven in part by the growth in mixed use/high-rise condominium buildings, to increase our business.”

Hays, 41, joined Wrightwood Capital, a real estate finance company in Chicago whose capital solutions include bridge, construction and mezzanine loans, as well as equity and other financial products, in April 2005. Prior to that she was with Hyatt Hotels Corporation in Chicago for more than 10 years, most recently as senior vice president and general counsel responsible for managing the legal risks associated with Hyatt’s worldwide hotel and timeshare operations and transactions. From 1989 to 1994, she was an associate at the Chicago law firm of Coffield Ungaretti & Harris specializing in commercial real estate transactions.

She will serve on the Apogee board of directors finance committee and is a Class II director who will stand for reelection at the 2006 annual meeting.

With the addition of Hays, the Apogee board now has 10 members. “In the last two years, through several additions to our board of directors, we’ve expanded our board diversity in terms of expertise, race and gender,” said Huffer.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services, large-scale optical technologies and automotive replacement glass and services.